Exhibit 99.1

KKR Appoints Patricia Russo as New Independent Director

NEW YORK, March 14, 2011—KKR & Co. L.P. (NYSE: KKR) today announced that Patricia F. Russo is being appointed to the Board of Directors of KKR Management LLC, the managing partner of KKR, and to the Board’s Conflicts Committee, effective April 15, 2011.  Her appointment will bring the number of independent directors on KKR’s Board to five out of a total of seven Board seats.

Ms. Russo, 58, served as chief executive officer of Alcatel-Lucent from 2006 to 2008. Prior to the merger of Alcatel and Lucent in 2006, she served as chairman and chief executive officer of Lucent Technologies, Inc. from 2003 to 2006, and as president and chief executive officer from 2002 to 2003.

Ms. Russo is currently a director of Alcoa Inc., Merck & Co., Inc., General Motors Company, and Hewlett-Packard Company.

KKR’s other independent directors include Joseph A. Grundfest (Stanford Law Professor and former Commissioner of the Securities and Exchange Commission), Dieter Rampl (Chairman of Unicredit Group), Thomas M. Schoewe (former chief financial officer of Walmart), and Robert W. Scully (former member of the Office of the Chairman of Morgan Stanley).

ABOUT KKR

Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global investment firm with $61.0 billion in assets under management as of December 31, 2010. With 14 offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with investors through its client relationships and capital markets platforms. KKR is publicly traded on the New York Stock Exchange (NYSE: KKR). For additional information, please visit KKR’s website at www.kkr.com.

CONTACT INFORMATION

Investor Relations:	Media Contact:
Jonathan Levin or Pam Testani Kohlberg Kravis Roberts & Co. L.P. Tel: +1 (877) 610-4910 (U.S.) / +1 (212) 230-9410 investor-relations@kkr.com	Peter McKillop or Kristi Huller Kohlberg Kravis Roberts & Co. L.P. Tel:+ 1 (212) 750-8300 media@kkr.com